     As filed with the Securities and Exchange Commission on July 3, 2001
                                                       Registration No. 33-86522
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      POST-EFFECTIVE AMENDMENT NO. 2  TO
                                   FORM  S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                          THE SPORTS AUTHORITY, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                                  36-3511120
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

         3383 N. State Road 7
    Fort Lauderdale, Florida  33319                         33319
(Address of principal executive offices)                  (Zip Code)

           The Sports Authority, Inc. Management Stock Purchase Plan
                 The Sports Authority, Inc. Stock Option Plan
            The Sports Authority, Inc. Employee Stock Purchase Plan
                The Sports Authority, Inc. Director Stock Plan
                           (Full title of the plans)

                                 FRANK W. BUBB
             Senior Vice President, General Counsel and Secretary
                          The Sports Authority, Inc.
                            3383 North State Road 7
                        Ft. Lauderdale, Florida  33319
                    (Name and address of agent for service)

                                (954) 735-1701
         (Telephone number, including area code, of agent for service)


   ------------------------------------------------------------------------
                                   Copy to:

                            ROBERT J. LICHTENSTEIN
                         Morgan, Lewis & Bockius, LLP
                              1701 Market Street
                         Philadelphia, PA  19103-2921
                                (215) 963-5000


                                                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                             Amount of Securities   Proposed Maximum           Proposed Maximum             Amount of
  Title of Securities          to be Registered      Offering Price                Aggregate             Registration Fee
   to be Registered            (3) (4) (7) (8)      Per Share (1)(2)      Offering Price (1)(2)(6)(8)       (1)(5)(8)
------------------------------------------------------------------------------------------------------------------------------
     Common Stock,                  367,689             $19.00                    $6,986,091                $2,409.15
     $.01 par value
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 ("Rule 457") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), based on the initial public offering price per share of Common Stock of the Company on November 18, 1994.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) Includes 314,578 shares of Common Stock available for issuance pursuant to the Company's Management Stock Purchase Plan and 53,111 shares of Common Stock under the Company's Director Stock Plan, plus such additional number of shares of Common Stock that may be issuable pursuant to Rule 416 ("Rule 416"), promulgated under the Securities Act and the antidilution provisions under each of the plans, originally registered hereunder.

(4) On November 18, 1994, The Sports Authority, Inc. (the "Company") filed a Registration Statement on Form S-8 (the "1994 Registration Statement") for The Sports Authority, Inc. Management Stock Purchase Plan, The Sports Authority, Inc. Stock Option Plan, The Sports Authority, Inc. Employee Stock Purchase Plan (the "1994 Employee Stock Purchase Plan") and The Sports Authority, Inc. Director Stock Plan. The 1994 Registration Statement registered 741,506 shares of Common Stock of the Company, par value $0.01 (the "Common Stock"), to the 1994 Employee Stock Purchase Plan. On July 16, 1996, the Company effected a 3 for 2 stock split. Following the stock split, pursuant to Rule 416, the 1994 Registration Statement registered 1,112,259 shares of Common Stock under the 1994 Employee Stock Purchase Plan. Following sales under the 1994 Employee Stock Purchase Plan, as of April 30, 2001, 32,683 shares of Common Stock remained registered for issuance under the 1994 Employee Stock Purchase Plan. On June 27, 2001, the Company and its shareholders approved and adopted The Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan (the "Amended Plan"). By its terms, the Amended Plan amends, restates and replaces the 1994 Employee Stock Purchase Plan. Therefore, in accordance with Telephone Interpretation G89 (Securities Act Forms) of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, dated July 1997 and General Instruction E to Form S-8 (collectively, the "Commission Advice") the Company hereby deregisters 32,683 shares of Common Stock, currently registered to the 1994 Employee Stock Purchase Plan pursuant to the 1994 Registration Statement. Simultaneously with the filing of this Amendment No. 2 to the 1994 Registration Statement the Company is filing a Registration Statement on Form S-8 for the Amended Plan (the "Amended Plan Registration Statement"). By its terms, the Amended Plan Registration Statement shall register the 32,683 shares of Common Stock under the Amended Plan. Therefore, in accordance with the Commission Advice, the Company intends that the shares deregistered by this Amendment No. 2 to the 1994 Registration Statement, and the associated filing fee already paid for such shares, be applied to shares to be registered under the Amended Plan Registration Statement and the filing fee to be paid for the Amended Plan Registration Statement.

(5) The original filing fee for the 1994 Registration Statement was $17,212 of which $142.76 represented the filing fee for 32,683 shares of post stock-split Common Stock registered to the 1994 Employee Stock Purchase Plan. By the terms of this Amendment No. 2 to the 1994 Registration Statement and in accordance with the Commission Advice the Company intends that the filing fee of $142.76 be applied to the filing fee for shares of Common Stock registered to the Amended Plan under the Amended Plan Registration Statement.

(6) The original Proposed Maximum Aggregate Offering Price was $49,911,746, of which $413,991 represented the price of 32,683 shares of post stock-split Common Stock registered to the 1994 Employee Stock Purchase Plan. By the terms of this Amendment No. 2 to the 1994 Registration Statement the Company intends that the price of $413,991 be applied to the price of shares of Common Stock registered to the Amended Plan under the Amended Plan Registration Statement.

(7) This Amendment No. 2 to the 1994 Registration Statement does not amend or in any other way effect The Sports Authority, Inc. Management Stock Purchase Plan, The Sports Authority, Inc. Stock Option Plan or The Sports Authority, Inc. Director Stock Plan including, without limitation, changing the number and type of securities registered to those plans under the 1994 Registration Statement.

(8) Amendment No. 1 to the 1994 Registration Statement (filed June 27, 2000) de-registered all shares remaining to be issued under the Company's Stock Option Plan and re-registered those shares for issuance under the Company's 2000 Stock Option and Stock Award Plan, under a Registration Statement on Form S-8 filed June 28, 2000 (File No. 333-40252).

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference..

     The content of the Registration Statement filed by The Sports Authority, Inc. pertaining to The Sports Authority, Inc. Management Stock Purchase Plan, The Sports Authority, Inc. Stock Option Plan, The Sports Authority, Inc. Employee Stock Purchase Plan and The Sports Authority, Inc. Director Stock Plan on November 18, 1994, as amended (File No. 33-86522), is hereby incorporated by reference.

Item 8.   Exhibits./1/

99.6      The Sports Authority, Inc. Amended and Restated Employee Stock
          Purchase Plan.

__________________________

/1/ No consents are required because this Amendment No. 2 to the 1994
    Registration Statement deregisters shares.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized. In the City of Fort Lauderdale, State of Florida, on this 3rd day of July, 2001.

                                      THE SPORTS AUTHORITY, INC.
                                      (Registrant)


                                      By: /s/ Martin E. Hanaka
                                          --------------------
                                          Martin E. Hanaka
                                          Chief Executive Officer and
                                          Director

          KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank W. Bubb his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Name                         Title                        Date
            ----                         -----                        ----


/s/ Martin E. Hanaka            Chief Executive Officer and       July 3, 2001
----------------------------
Martin E. Hanaka                Director (Principal Executive
                                Officer)


/s/ George R. Mihalko           Executive Vice President and      July 3, 2001
----------------------------
George R. Mihalko               Chief Financial Officer
                                (Principal Financial Officer)


/s/ Todd Weyhrich               Senior Vice President and         July 3, 2001
----------------------------
Todd Weyhrich                   Controller (Principal
                                Accounting Officer)

/s/ A. David Brown              Director                          July 3, 2001
--------------------------
A. David Brown


/s/ Mary Elizabeth Burton       Director                          July 3, 2001
--------------------------
Mary Elizabeth Burton


/s/ Cynthia R. Cohen            Director                          July 3, 2001
--------------------------
Cynthia R. Cohen


/s/ Steve Dougherty             Director                          July 3, 2001
--------------------------
Steve Dougherty


/s/ Julius W. Erving            Director                          July 3, 2001
--------------------------
Julius W. Erving


                                Director
--------------------------
Carol Farmer

/s/ Charles H. Moore            Director                          July 3, 2001
--------------------------
Charles H. Moore


/s/ Kevin McGovern              Director                          July 3, 2001
--------------------------
Kevin McGovern


/s/ Frank W. Bubb               Attorney-In-Fact for the          July 3, 2001
--------------------------
Frank W. Bubb               Officers and Directors of
                            The Sports Authority, Inc.

                                 EXHIBIT INDEX

Exhibit No.         Description of Exhibit
-----------         ----------------------

   99.6 The Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan.